Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Declares Quarterly Dividend of $0.02 Per Share

WEST MELBOURNE, FL, September 18, 2017 – RELM Wireless Corporation (NYSE American: RWC), today announced that today its Board of Directors declared a quarterly dividend of $0.02 per share of the Company’s common stock, payable on October 16, 2017 to shareholders of record of the Company’s common stock as of the close of business on October 2, 2017.

Kyle Cerminara, Chairman of the Board, said, “We are pleased to continue our capital return program, which includes dividends as well as stock repurchases. We believe the program as it is presently structured is sustainable, and provides for ample working capital to reinvest in the business and fund our growth objectives.”

About RELM Wireless Corporation

As an American Manufacturer for almost 70 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications. Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications. RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900. The Company’s common stock trades on the NYSE American market under the symbol “RWC”.